EXHIBIT 10.35

                         AGREEMENT FOR PURCHASE AND SALE

DATE: JUNE 8, 1999

NAME OF BUYER: EQUITY ONE PROPERTIES, INC., AND/OR PERMITTED ASSIGNS

ADDRESS OF BUYER: 777 17TH STREET; PENTHOUSE

CITY: MIAMI BEACH   STATE: FLORIDA   ZIP: 33139

TELEPHONE: 305-672-1234    FACSIMILE: 305-672-6606

NAME OF SELLER:            PINE ISLAND COMMONS, LTD.
                           A FLORIDA LIMITED PARTNERSHIP

ADDRESS OF SELLER:         600 THIRD AVENUE
                           25TH FLOOR
                           NEW YORK, NY 10016

TELEPHONE: (212) 953-9595  FACSIMILE: (212) 953-7755

         1. DESCRIPTION OF PROPERTY: Seller ("Seller") agrees to sell and the above named Buyer ("Buyer") agrees to purchase, under the terms and conditions set forth in this Agreement, all right, title and interest of the Seller in and to the following:

                  A. The two parcels of real property, known as PINE ISLAND PLAZA, which consists of approximately 24.5 acres with 254,874 square feet of improvements, and RIDGE PLAZA, which consists of approximately 16.3 acres with 155,204 square feet of improvements, located in Pine Island Road and I-595, Davie, Broward County, Florida and more fully described below, and any improvements situated on such parcel, together with any and all easements, covenants and other rights appurtenant to such parcels and owned by Seller, (hereinafter the "Real Property"):

                                            See Exhibit A attached hereto

                  B. Intangible Property (collectively "Intangible Property") consisting of (i) any and all Leases and Contracts in effect on the Closing Date, (ii) any and all refundable security deposits and other deposits and interest thereon, if required by law (iii) any and all transferable licenses, permits, licenses, certificates of occupancy, and other approval in effect at the Closing Date and necessary for the current use and operation of the real property or the personal property, (iv) any and all transferable warranties, architectural or engineering plans and specifications and tests and studies, development rights that exist as of the Closing Date and relate to the Real or Personal Property.

                  C. All furniture, furnishings, fixtures, equipment and other tangible personal


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property that is affixed to and/or located at the Real Property which is owned by Seller on the Closing Date and used in connection with the management, operation or repair of the Real Property excluding all tangible personal property owned by tenants of the Real Property (collectively "Personal Property").

                  D. Real Property, Personal Property and Intangible Property may sometimes be herein collectively referred to as the "Property".

         2. PURCHASE PRICE: The total purchase price of the Property is $ 33,225,000.00 (U.S.) payable as follows:

                  A. Initial deposit to be paid within 2 days of
                     Effective Date to Alan J. Marcus, Esquire
                     Trust Account                                $   100,000.00
                                                                  --------------
                  B. Additional deposit be paid within 3 days
                     after Due Diligence Inspection Period Date
                     to Alan J. Marcus, Esquire Trust Account     $   400,000.00
                                                                  --------------
                  C. Total Deposit:                               $   500,000.00
                                                                  --------------
                  D. Assumption of Mortgage (approx):             $26,225,000.00
                                                                  --------------
                  E. Wire transfer of funds
                     required at closing (approx):                $ 6,500,000.00
                                                                  --------------
                           TOTAL PURCHASE PRICE                   $33,225,000.00
                                                                  --------------

         The deposits to be paid by Buyer shall be held by ALAN J. MARCUS TRUST ACCOUNT and shall be refundable to Buyer only as set forth herein and as set forth in the Escrow Agreement executed in connection herewith.

         3. ACCEPTANCE: If this offer is not executed by and delivered to all parties on or before noon, June 10, 1999, this offer shall be deemed withdrawn and null and void.

         4. FACSIMILE; EFFECTIVE DATE: Facsimile copies of this Agreement, signed

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and initialed in counterpart, shall be considered for all purposes, including delivery, as originals. The Effective Date of this Agreement will be (a) the date when the last one of Buyer and Seller has signed this Agreement, or (b) if changes in this Agreement (after signature) have been made and initialed by the parties, the date when the last one of Buyer or Seller has initialed those changes.

         5. INSPECTIONS AND CONDITION OF PROPERTY:

                  A. Buyer shall have twenty four (24) days from the later of
(i) the Effective Date of the Agreement or (ii) the date on which the Buyer has received copies of each Tenant Lease, an updated Rent Roll and year to date Income and Expense Statements, to complete its due diligence inspection of the Real Property (the "Inspection Period"). To assist Buyer with this inspection, Seller shall deliver to Buyer copies of all available leases, contracts, agreements, licenses, permits, surveys, environmental reports, roof reports, building inspection reports and other reports in Seller's possession concerning the condition of the Property, as well as utility bills, year to date income and expense statements, sales reports for the anchor tenants for the current year and past three years; any other sales reports from any tenant required to report for the current year and past three years, etc. concerning the Real and Personal Property. During the Inspection Period, Buyer may conduct such inspections, at Buyer's sole expense, as Buyer may deem necessary to ascertain the physical condition of the Real Property. In the event the Real or Personal Property is not acceptable to Buyer for any reason, Buyer shall provide written notice of same to Seller, at Seller's address, prior to the expiration of the Inspection Period. In such event, this Agreement shall be terminated and of no further force and effect and Buyer and Seller shall be released of all obligations hereunder and Buyer shall be refunded all deposits without further notice. Failure of Buyer to deliver notice to Seller as required herein shall constitute waiver of Buyer's right to give such notice and shall be deemed acceptance of the Real and Personal Property by Buyer. Buyer shall (i) complete its inspection; (ii) not disturb or interfere with the operation, management or use of the Project by Seller, Seller's agents, any tenant of the Project or by any such tenant's customers, invitee or guests; and (iii) not damage or affect the physical structure of the Property. Buyer shall be responsible for any and all losses, damages, charges and other costs associated with such inspections and studies, and Buyer covenants and agrees to return the Property to the same condition as existed prior to such inspections and studies. Buyer agrees not to allow any liens to arise against the Property as a result of such inspections and studies and agrees to indemnify and hold Seller harmless from and against any and all claims, charges, actions, costs, suits, damages, injuries, or other liabilities which arise, either directly or indirectly, from Buyer's or its agent's or employee's entry onto the Property prior to Closing.

         Buyer agrees to pay up to $2,000.00 toward the costs of copying all leases delivered to Buyer.

                  B. Buyer acknowledges that Buyer is purchasing the Property in "AS IS, WHERE IS" Condition and Buyer further acknowledges that Seller has made no warranties or

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representations, express or implied, in respect to the real and personal property except as set forth herein and further, Buyer has been given the opportunity and has made an independent investigation of the Property.

         6. CLOSING:

                  A. The closing for delivery of the deed and payment of the balance of the purchase price shall take place at Buyer's attorney's office at a mutually agreeable time seven (7) days after the expiration of the Inspection Period, unless extended by other provisions hereof.

                  B. Possession of the Property shall be transferred by Seller to Buyer simultaneously with the closing of title.

         7. FINANCING:

                  Buyer's obligation to close shall be subject to and conditioned upon Buyer being approved for the assumption of that certain first mortgage in favor of Banc One Mortgage Capital Markets LLC that currently encumbers the Property at an interest rate of 6.91%, due and payable no later than July, 2008, with a remaining principal balance of approximately $26,225,000.00 (hereinafter the "Mortgage"). To the extent that the principal balance varies, the cash portion of the purchase price shall be adjusted accordingly at Closing. Within five (5) business days of the Effective Date, Buyer shall with due diligence and in good faith apply for assumption (hereinafter "Assumption") of the Mortgage and shall supply to Banc One all information requested in connection with the Assumption. The Assumption shall be in strict accordance with the terms and conditions of the note and mortgage documents. In the event Buyer is not approved for the Assumption in accordance with the terms and conditions of the note and mortgage, this Agreement shall be terminated at the option of the Buyer, the deposit returned to the Buyer and Buyer and Seller shall be relieved of all obligations to each other under this Agreement. Buyer cannot waive the Assumption and close "all cash". Buyer shall be responsible for all and pay all fees and expenses associated with the Assumption, however, in no event shall the fee for the Assumption exceed 0.5 percent of the Mortgage balance.

                  In the event that the Assumption is not completed within 60 days of the Effective Date, either party may terminate this Agreement. Upon such termination, the Deposit shall be returned to Buyer and this Agreement shall be null and void.

         8. SELLER'S REPRESENTATIONS AND WARRANTIES:

                  Seller represents and warrants to Buyer that as of the Effective Date:

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                  (a) the person executing this Agreement on behalf of Seller is duly and expressly authorized to do so;

                  (b) that Seller has full right and authority to enter into this Agreement;

                  (c) that this Agreement constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms;

                  (d) that the conveyance contemplated herein does not and will not violate any of the Seller's Corporate Agreements or restrictions;

                  (e) that Seller is a Florida Limited Partnership duly organized, validly existing and in good standing under the laws of the jurisdiction and is qualified to do business in the State of Florida;

                  (f) the Seller has not received any notices from any governmental agency that it is in violation of the Americans with Disabilities Act; and

                  (g) Seller represents and warrants that it has no knowledge of any material condition that adversely affects the Real Property.

         9. BUYER'S REPRESENTATIONS AND WARRANTIES: Buyer represents and warrants to Seller that the following are true, accurate and complete as of the Effective Date:

                  (a) Buyer is duly organized Corporation, validly existing and in good standing, and authorized to do business within the State of Florida.

                  (b) Each of the persons executing this Agreement on behalf of Buyer is duly authorized to do so. Buyer has full right and authority to enter into this Agreement and to contemplate the transaction contemplated herein. This Agreement constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

                  (c) There are no actions, suits, claims or other matters pending, or, to the Buyer's best knowledge and belief, contemplated or threatened against Buyer that could affect Buyer's ability to perform its obligations under this Agreement.

                  (d) Buyer has sufficient funds and worthy credit available to consummate the Closing of the transaction described in this Agreement.

         10. LIMITATIONS ON FUTURE LEASES AND RENTALS: Subsequent to the Effective Date, Seller shall not, without Buyer's prior written consent, enter into any leases or

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

contracts except for (i) contracts to be completed or that are to terminate at or before closing, or (ii) service contracts that are terminable on not less than 30 days notice. Buyer shall have three (3) days after written notice to approve or disapprove any proposed leases, which approval shall not be unreasonably withheld. In the event Buyer does not provide written consent to the proposed lease or contract, Buyer's silence shall be deemed a consent to said lease or contract. If Buyer has elected to purchase the Property after the expiration of the Inspection Period, Buyer shall have the right to approve or disapprove any leases in its sole and absolute discretion.

         11. CONDITION OF PROPERTY AT CLOSING: Seller shall be obligated to maintain the Property in the same condition as of the Effective Date, reasonable wear and tear excepted. Seller shall be obligated to repair and correct any material adverse changes in the condition of the Property occurring subsequent to the Effective Date hereof.

         12. CONDITIONS PRECEDENT TO CLOSING

                  A. CONDITIONS PRECEDENT FOR BUYER: The obligation of Buyer to purchase the Property from Seller under this Agreement is, subject to the satisfaction, at Closing, of each of the following:

                  (i) The representations and warranties made by Seller in this Agreement shall be true, accurate and complete in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of such date.

                  (ii) Seller shall have performed all covenants and obligations required by this Agreement to be performed by Seller on or before Closing.

                  (iii) Title to the property shall conform with the requirements of Paragraph 17 herein and Buyer shall have received a written Commitment for Title Insurance, as described in Paragraph 17, indicating that an owner's title insurance policy in accordance with the provisions of Paragraph 17 will be issued after the date of Closing and compliance with any requirements contained therein. At Closing, said Commitment shall be "marked up" indicating satisfaction of all requirements set forth in said Commitment and deleting all standard exceptions; i.e. to wit, GAP, mechanics and or other liens, encroachments, and easements, etc.; chapter 159 liens and assessments; liens or assessments not shown in the public records; and or any exception thereby seeking to impose any lien, assessment, and or other encumbrance against the Property. Nothing contained herein shall limit, modify, and/or otherwise effect Seller's obligation to deliver to Buyer, in any event, and at Seller's expense, upon Closing, good, marketable and insurable title to the Property.

                  (iv) Seller shall furnish a written estoppel letter from each tenant consistent with the provisions set forth in Paragraph 18 of this Agreement.

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                  (v) Buyer shall have received a written approval for
Assumption of the Mortgage referenced herein and closing shall be specifically contingent on Assumption of the Mortgage in accordance with the terms and conditions of the Mortgage.

                  B. CONDITIONS PRECEDENT FOR SELLER: The obligation of Seller to sell the Property to Buyer under this Agreement is, subject to the satisfaction, at closing, of each of the following:

                  (i) The representations and warranties made by Buyer in this Agreement shall be true, accurate and complete in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of such date.

                  (ii) Buyer shall have performed all covenants and obligations required by this Agreement to be performed by Buyer on or before Closing.

                  (iii) Buyer shall have received a written approval for Assumption of the Mortgage referenced herein and Guarantor shall have been releases by the Mortgage holder from all personal liability.

         13. CLOSING; DELIVERIES AT CLOSING: The closing of the transaction contemplated in this Agreement ("Closing") shall take place on the date set forth in Paragraph 6 of this Agreement.

                  A. At the time of Closing, Seller shall deliver to Buyer the following items:

                           1.  Warranty Deed.

                           2. Bill of Sale with respect to any Personal Property included in the sale;

                           3.  Mechanics' Lien Affidavit.

                           4.  Title Affidavit.

                           5.  Assignment of Leases, Rents and Security
                               Deposits;

                           6.  Assignment of Contracts, if any;

                           7.  Title evidence as set forth in Paragraph 17.

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                           8.  If required, an Assignment and Assumption of the
                               Mortgage, in such form as may be required;

                           9. Appropriate corporate resolutions and an incumbency certificate to evidence such Officer's capacity and authority to consummate Closing, a certified copy of Articles of Incorporation and bylaws, including all amendments thereto; and a current Certificate of Good Standing;

                           10. A Notice of New Owner letter; and

                           11. Such other documents as may be reasonably
                               required in order to complete the purchase and sale.

                  B. At the time of closing, Buyer shall deliver or cause to be delivered to Seller the following items:

                           1. The earnest Deposit to be credited against Purchase Price;

                           2. A corporate resolution and an incumbency certificate to evidence Buyer's capacity and authority to consummate Closing, Buyer's tax identification number if required, a certified copy of Buyer's Article of Incorporation and bylaws, including all amendments thereto; and if Buyer is a corporation, a current Certificate of Good Standing in state in which Buyer is incorporated;

                           3.  Acceptance of Assignment of Contracts;

                           4. Acceptance of the Assignment of Leases, Rents and Security Deposits;

                           5. If required, Acceptance of Assignment and Assumption of Mortgage; and

                           6. The balance of the Purchase Price and such other funds necessary to pay all Closing and other costs and adjustments to be paid by Buyer under this Agreement (to be delivered by wire transfer).

                  C. Each party agrees to execute and deliver at Closing a settlement statement setting forth the charges, adjustments and credits to each party and to execute and deliver such other documents and take such actions as either party or the Escrow Agent might reasonably request to consummate the transaction herein contemplated.

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

                  D. At Closing, the Escrow Agent shall (a) disburse all funds, then (b) record, among the appropriate Public Records, all documents to be recorded, and then (c) deliver all original documents and copies thereof, to the appropriate parties.

         14. RISK OF LOSS: Risk of loss prior to closing shall be borne by Seller.

                  A. If between the time of execution of this Agreement and the time of closing, the Property is damaged by fire or other casualty the following shall apply, at Buyer's option:

                           1. Upon receipt of applicable insurance proceeds,
Seller shall have the obligation to repair or replace the damaged improvements built upon the Real Property. If Buyer requires, Seller shall make such repairs or replacements and this Agreement shall continue in full force and effect and the Seller shall be entitled to extend the closing for a reasonable additional period of time so as to enable Seller to complete such repairs or replacements; or

                           2. Buyer may notify Seller that Buyer would rather
that Seller not repair or replace any such loss or damage and Seller shall assign all right to and in any and all proceeds received from insurance or in satisfaction of any claims or actions in connection with such loss or damage and upon such assignment Buyer shall close without any purchase price reduction.

                           3. In the event the cost of repairs is in excess of
$200,000.00, either Seller or Buyer shall have the right to cancel this Agreement in which event, this Agreement shall be deemed canceled and of no further force or effect. Buyer shall be refunded its deposit monies, without further notice, and the parties shall be released and discharged of all claims and obligations hereunder.

                  B. CONDEMNATION

                  In the event that all or any substantial portion of the Real Property is condemned or taken by eminent domain prior to Closing, Buyer may, at its option, either: (i) terminate this Agreement by written notice thereof to Seller within ten (10) days after Seller notifies Buyer of the condemnation and receive an immediate refund of the Deposit, and all interest accrued thereon or
(ii) proceed to close the transaction contemplated herein pursuant to the terms hereof, in which event Seller shall deliver to Buyer at the Closing any proceeds actually received by Seller attributable to the Real Property from such condemnation or eminent domain proceeding, net of any costs associated with such condemnation or eminent domain proceeding, or an assignment of Seller's rights against the condemning authority, and there shall be no reduction in the purchase price. In the event Buyer fails to timely deliver written notice of termination as described in (i) above, Buyer shall be deemed to have elected to proceed in accordance with (ii)

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above.

         15. EXPENSES OF CLOSING:

                  A. Seller shall pay the following costs incurred in this sale:

                           (i)      Seller's attorneys fees and costs;

                           (ii) The cost of recording any releases or corrective title instruments; and

                           (iii) All documentary stamp taxes and surtax on the deed that will be due as a result of the completion of the sale.

                  B. Buyer shall pay the following costs incurred in this sale:

                           (i)      Buyer's attorney's fees and costs;

                           (ii)     the costs of recording the deed of
                                    conveyance and the Assumption of Mortgage;

                           (iii) All fees and costs associated with the Assumption of the Mortgage, including an Assumption of Mortgage fee ("Assumption Fee") not to exceed to exceed one-half percent of the outstanding Mortgage balance, which fee shall not exceed $131,130.00;

                           (iv)     the cost of an Owner's Title Insurance
                                    Policy; and

                           (v) all costs for surveys, environmental and other reports required by Buyer.

         16. PRORATIONS AND CREDITS:

                  A. PRORATIONS: Current real estate taxes, based on the latest tax bill then available; personal property taxes and assessments, collected rents, maintenance fees and other similar customarily proratable items shall be prorated as of the Closing Date with Buyer being responsible for and being credited with those on the day of Closing. In the event either party collect rent of which a portion belongs to the other party, then the collecting party shall prorate such rent and deliver the other party's share within 10 days of receipt. The provisions of the

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Paragraph are intended to survive Closing. Seller shall have the right to collect any past due rents and Buyer shall cooperate with Seller in the collection process for such rents.

                  B. CREDITS: Buyer shall be credited with the amount of any prepaid rents paid to Seller by tenants of the Property for periods subsequent to the Closing date and with the amount of any deposits for tenants of the Property, including rental, cleaning, utility, key, damage and other deposits.

                  C. MORTGAGE ADJUSTMENTS: Seller and Buyer shall make all customary adjustments as may be required in connection with the Assumption of the Mortgage, including but not limited to an adjustment in favor of the Seller for any escrows on deposit with the holder of the Mortgage.

                  D. OTHER ADJUSTMENTS: In connection with tenants that reimburse Real Estate taxes after being billed for same at the end of the year, Buyer agrees, upon request of Seller, to either (i) reimburse, at Closing, to Seller, the Seller's share of such taxes, reduced by a factor equal to a 10% annualized cost of such funds; or (ii) reimburse to Seller, the Seller's share of such taxes, upon receipt by Buyer from the tenant of such tenant's share. In connection with any tenants whose share of Common area maintenance fees are a fixed amount and such tenants reimburse common area maintenance fees, Buyer agrees, upon request of Seller, to either (i) reimburse, at Closing, to Seller, the Seller's share of such common area maintenance fees, reduced by a factor equal to a 10% annualized cost of such funds; or (ii) reimburse to Seller, the Seller's share of such common area maintenance fees, upon receipt by Buyer from the tenant of such tenant's share. For any other tenants that reimburse common area maintenance fees, Buyer agrees to reimburse to Seller, the Seller's share of such common area maintenance fees, upon receipt by Buyer from the tenant of such tenant's share. Buyer agrees to execute a Closing Note evidencing the intentions of this Paragraph. The provisions of this Paragraph shall survive Closing. For purposes of computing the 10% annualized cost, the time period for measurement shall be from the Closing Date through December 31 1999.

         17. TITLE REQUIREMENTS:

                  A. Title to the property shall be insurable and shall be conveyed from Seller to Buyer free and clear of all encumbrances except the Permitted Exceptions which are set forth as Exhibit "C", copies of which shall have been delivered to the Buyer within three days of the Effective Date, and to the extent not set forth on Exhibit "C":

                  1. Covenants, conditions, restrictions, limitations, reservations, dedications, agreements, and easements of record (including but not limited to, water, sewer, gas, electric and other utility agreements) at the time of closing, provided that they do not contain provisions for reversion or forfeiture of title in the event of violation and do not substantially impair the use of the property for its customary purposes.

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

                  2. General and special taxes and assessments for current and subsequent years.

                  3. Regulatory laws and ordinances of all appropriate governmental authorities including but not limited to zoning restrictions.

                  4. Rights of parties in possession.

                  5. Any state of fact that an accurate survey of the Property may show.

                  6. The Mortgage.

                  B. Within 15 days of the Effective Date, Buyer shall obtain evidence of title consisting of a Commitment to issue Title Insurance from Commonwealth Land Title issued through Buyer's Attorney, along with copies of all title exceptions and a certified survey of the Property for Buyer to review. Buyer shall have 10 days from receipt of the Evidence of Title to review same. If any exceptions render the Property unacceptable for Buyer's use, Buyer shall advise Seller of same and the provisions of Section 17.E. shall apply.

         All exceptions for which the Buyer does not object shall be considered to be Permitted Exceptions and shall be deemed acceptable by Buyer.

                  C. Except for the Permitted Exceptions, Seller shall be obligated to deliver the property free and clear of any and all encroachments, overlaps, boundary line disputes and other matters disclosed by a certified survey other than those set forth in the survey referenced in Section 17.B. of this Agreement. In the event the survey shows any such encroachment or that the improvements presumed to be located on the real property in fact encroach on setback lines, easements, or lands of others, or violate any restrictions of record, covenant or applicable government regulation, same shall be treated as a title defect which renders title unmarketable. Notwithstanding the foregoing, Seller has delivered to Buyer a recent survey of the Property and Buyer agrees to take title to the Property subject to all matters indicated thereon.

                  D. As a further requirement of title, at closing (i) the Title Insurance Commitment shall be marked to indicate satisfaction of all requirements set forth necessary in order to deliver insurable and marketable title and (ii) the standard printed exceptions contained in American Land Title Association Standard Form B Owners' Title Insurance Policy customarily issued shall be deleted; i.e. to wit, parties in possession, GAP, mechanics and or other liens, encroachments, and easements, etc.; chapter 159 liens and assessments; liens or assessments not shown in the public records; and or any exception thereby seeking to impose any lien, assessment, and or other encumbrance against the Property. Nothing contained herein, shall limit, modify, and/or otherwise effect Seller's obligation to deliver to Buyer, in any event, and at Seller's expense, upon Closing, good, marketable and insurable title to the Property. In the event

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

any exception referenced herein cannot be deleted, same shall be treated as a title defect.

                  E. If the title is not insurable at the time of Closing, Seller shall have 90 days following the date for Closing within which to remedy such defect and shall use diligent effort to cure such defect within 90 days of said notice. If Seller shall fail to cure such defect within said 90 day period, Buyer shall have the option of either accepting the title as it is or demanding a refund of the Buyer's deposit. Buyer may also allow such additional time as may be deemed necessary, in the discretion of the Buyer, for Seller to cure such defect. Upon any such refund, this Agreement shall thereupon be terminated and both parties shall be relieved of further liabilities hereunder. Seller shall not be obligated to commence litigation or pay any expenses (exceeding $10,000.00) in the aggregate to render title insurable and marketable.

         18. TENANT ESTOPPEL LETTERS: Seller shall deliver to Buyer, on or before ten days prior to the Closing Date, an estoppel certificate (hereinafter the "Estoppel Certificate") signed by the each of the Tenants of the Property indicating the amount of rent paid, the date last paid, the amount of security deposits, any prepaid rents, etc. Buyer has supplied such form acceptable to Buyer for Seller's use as Exhibit B attached hereto. Buyer will accept a Major Tenant's standard estoppel certificate. Buyer's obligation to close shall be subject to (1) receipt of such Estoppel Letters from each and every tenant occupying 3,000 square feet or more of space and 85% or the remaining tenants and (2) said Estoppel Letters being materially consistent with the terms and conditions of the Leases of the tenants. Seller will use its best efforts to obtains Estoppel Certificates from each tenant, however, Seller may supply a an Affidavit containing the same representations set forth in the Estoppel Certificate for the remaining 15% of the tenants under 3,000 square feet.

         19. ASSIGNMENT: This Agreement may be assigned to a controlled affiliate of the Buyer without the consent of Seller, provided assignee accepts assignment thereof and assumes the obligations contained therein and provided the Mortgage holder consents to same. Buyer may elect to change the name or the Corporate Purchaser and upon such change, shall notify Seller, such change to be made at least three (3) days prior to Closing.

         20. DEFAULT: Should Buyer fail to purchase on the date on which title is to close in accordance with this Agreement, or fail to perform any of Buyer's other obligations under this Agreement and such default is not cured within 10 days after written notice to Buyer, Seller may, at Seller's option, cancel this Agreement by written notice to Buyer. In such event, Buyer's deposits and all other sums paid to Seller (including any interest earned thereon) shall be retained by Seller as liquidated and agreed damages for Buyer's default, and this Agreement shall terminate. Seller has removed the Property from the market and has incurred indirect expenses relative to sales, advertising and the like, and Buyer recognizes that no other method could determine the precise damage resulting and retention of all sums then paid as liquidated and agreed damages shall be Seller's sole remedy in the event of Buyer's default. If this Agreement is so canceled, Seller may sell the Property to any third party as though this Agreement had never been made (without any obligation to account to Buyer for any part of the proceeds of such sale). Buyer agrees not to file any action against Seller seeking the return of any portion of said deposits or seek any reduction in the amount of the liquidated and agreed upon damages if this Agreement is terminated for Buyer's default. Should Seller default under this Agreement or fails to perform any of Seller's other obligations under this Agreement and such default is not cured within 10 days after written notice to Seller, Buyer's sole and exclusive remedy shall be to (i) obtain a refund of all deposits made, whereupon this Agreement shall terminate and neither party shall have any liability to the other, or (ii) bring an action for specific performance.

         21. ESCROW AGENT: The Escrow Agent shall hold the deposit funds and perform such duties as set forth in the Escrow Agreement attached hereto, consistent with the provisions of this Agreement.

         22. MISCELLANEOUS PROVISIONS:

                  A. All written notices and demands provided under this Agreement shall be hand delivered or sent via certified or registered mail, return receipt requested, or by Federal Express or other air carrier service. All notices and demands shall be deemed properly addressed if addressed as follows and if mailed, shall be deemed given upon being deposited in the United States mail, postage prepaid:

To Seller:                            To Buyer:

Michael Silberberg, Esquire           Alan J. Marcus, Esquire
600 Third Avenue                      20803 Biscayne Blvd
25th Floor                            Suite 301
New York, NY 10016                    Aventura, FL 33180

                  B. This Agreement supersedes and any all prior understandings and agreements between Seller, its agents and representatives and Buyer. It is mutually understood and agreed that this Agreement represents the entire understanding between Buyer and Seller. No representations or inducements made prior to the signing of this Agreement, which are not expressly included in this Agreement or imposed by law, shall be of any force or effect.

                  C. Neither this Agreement nor a memorandum thereof shall be recorded in the office of the Clerk in any Circuit Court of the State of Florida, or in any other Public Records of the State of Florida. Any recording of same by Buyer shall be considered a breach of this

Agreement.

                  D. The acceptance of the deed by Buyer at the closing of this transaction shall be acknowledgment by Buyer of the full performance by Seller of all of its agreements and responsibilities hereunder, and no performance of any agreement, obligation, responsibility or representation of Seller shall survive the closing of this transaction, except those specifically provided for by statute and those specifically stated in this Agreement to survive the closing.

                  E. Time shall be of the essence with regard to performance pursuant to this Agreement.

                  F. Any disputes arising in connection with this Agreement shall be settled according to Florida law and venue for any action in connection with this Agreement shall be in Broward County, Florida.

                  G. No modification of this Agreement shall be valid unless in writing and signed by both parties.

                  H. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument which may be sufficiently evidenced by one such counterpart.

                  I. Should any part, clause, provision or condition of this Agreement be held to be void, invalid or inoperative, the parties agree that such invalidity shall not affect any other part, clause, provision or condition thereof, and that the remainder of this Agreement shall be effective as though such void part, clause, provision, or condition had not been contained herein.

                  J. In the event of any litigation arising from this Agreement the prevailing party shall be entitled to recover attorneys fees and costs incurred therewith.

         23. BROKER: Seller acknowledges that Seller is and shall be responsible to pay a commission ("Commission") to Dartmouth Realty Group, Schnee Realty and Gumberg Asset Management for services performed in finding a Buyer ready, willing and able to purchase the Property pursuant to this Agreement. The Commission is payable by Seller only upon closing and funding. Seller agrees to indemnify Buyer and hold Buyer harmless for any and all claims concerning Commissions that may arise in favor of any person claiming by, through or under Seller. Buyer agrees to indemnify Seller and hold Seller's harmless for any and all claim concerning Commissions that may arise in favor if any person claiming by, through or under Buyer.

         24. SPECIAL PROVISIONS:

                  A. All monies due and payable by the tenant known as AMC, including but not limited to the additional annual payment of $254,624.00 from December 31, 2001 through and including December 31, 2005, shall be assigned by Seller to Buyer.

                  B. Seller agrees to provide a rent guarantee for the space that had been leased to Broadway Bistro ("Bistro Space"). At Closing, Seller and Buyer shall enter into a Rent Guaranty Agreement which will provide for the escrow of a sum representing 24 months (commencing from the Closing Date) of rent and pass throughs ("Rental Obligation") set forth in the lease of Broadway Bistro. Until the Bistro Space is rented to an Acceptable Tenant, as defined herein and said tenant commences to pay rent, Seller shall pay to Buyer, through the Escrow Agent, commencing on the Closing Date, the Rental Obligation. The Escrow Agent shall establish a separate account for same and shall disburse the monthly Rental Obligation to Buyer until the Escrow Agent receives instructions from Seller and Buyer in accordance with the terms of the Rent Guaranty Agreement. Upon procuring an Acceptable Tenant, Seller shall pay all buildout and commissions in connection therewith. The form of the final agreement shall be agreed upon prior to expiration of the Inspection Period. For purposes of this Agreement, an Acceptable Tenant must:

                  1. Execute a Lease with a minimum three year term;
                  2. Have a use not precluded by other tenants in the Property;
                  3. Pay at least $9.30 per square foot with annual CPI
                     increases plus Tenant's pro rata shares of Common area expenses, real estate taxes, insurances, etc.;
                  4. A satisfactory guaranty and a minimum net worth of
                     $500,000.00;
                  5. Customary deposit; and
                  6. Clear Credit based on a credit report.

         The Guaranty of the Seller shall terminate once the Acceptable Tenant has had one month of occupancy and one month of rental payments, no such payments being late or returned for non payment. Thereafter, the Escrow Agent shall return all remaining funds, along with a statement of disbursements to Seller.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

SELLER:

PINE ISLAND COMMONS, LTD.
a Florida Limited Partnership
By: Ridge Realty Holding Corporation
    General Partner

By: /s/                            Executed by Seller on June 10 , 1999.
   ------------------------------                            ----

    Vice President

BUYER:

EQUITY ONE PROPERTIES INC.

By: /s/ Chaim Katzman              Executed by Seller on June 9 , 1999.
   ------------------------------                            ---
    CHAIM KATZMAN, President


ESCROW AGENT:

By: /s/ Alan J. Marcus             Executed by Escrow Agent on June 9 , 1999.
   ------------------------------                                  ---
    ALAN J. MARCUS

                             REINSTATEMENT AGREEMENT
                                       FOR
                                PURCHASE AND SALE

         This Reinstatement Agreement for Purchase and Sale is dated the 9 day of August, 1999, by and between Equity One Properties, Inc., a Florida Corporation (hereinafter "Buyer") and PINE ISLAND COMMONS, LTD., a Limited Partnership (hereinafter "Seller") (hereinafter the "Reinstatement Agreement").

                               W I T N E S S E T H

         WHEREAS, Buyer and Seller entered into an Agreement for Purchase and
Sale dated June     1999 (hereinafter the "Agreement") respecting the properties known as Pine Island Plaza and Ridge Plaza, located in Davie, Florida; and

         WHEREAS, the Agreement has lapsed; and

         WHEREAS, the Buyer has completed its due diligence inspections and investigations of the Property and is prepared to accept the Property and proceed with the purchase of the Property in AS IS WHERE IS Condition as contemplated by the Agreement; and

         WHEREAS, Buyer and Seller wish to reinstate the Agreement and have agreed to certain modifications of the Agreement; and

         WHEREAS, Buyer and Seller wish to evidence their modifications by setting forth their understandings in this Reinstatement Agreement.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree as follows:

                  1.       The Agreement is reinstated in its entirety.

                  2. Buyer has completed its due diligence inspection period as set forth in Section 5. of the Agreement and has satisfied itself with the items set forth therein and accepts the property in AS IS WHERE IS condition as it pertains to Section 5.

                  3. Buyer and Seller agree that the Purchase Price shall be reduced to $32,725,000.00.

                  4. Seller agrees to credit to Buyer, at Closing, the sum of $207,454.00 in lieu of the Rent Guaranty provided for in Section 24 C. of the Agreement, which section 24. C. is hereby deleted.

                  5.       The Closing Date is August 24, 1999.

                  6. Buyer's obligation to close shall continue to be subject to all other matters as set forth in the Agreement except those pertaining to Section 5.


                  7. Simultaneously herewith, Buyer has assigned the Agreement to its affiliate, Equity One (Pine Island) Inc.

                  8. The terms and conditions of this Reinstatement Agreement are incorporated in and shall constitute a part of the Agreement. In all other respects, the Agreement shall remain the same and time shall remain of the essence.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

SELLER:

PINE ISLAND COMMONS, LTD.
a Limited Partnership

By: /s/                              Executed by Seller on August 9 , 1999.
   ------------------------------                                ---
         Authorized Agent

BUYER:

EQUITY ONE PROPERTIES INC.
a Florida Corporation

By: /s/ Doron Valero                 Executed by Buyer on August 9 , 1999.
   ------------------------------                               ---
     DORON VALERO, Vice-President

                                  EXHIBIT "A"

PARCEL I:

Tract "C" and Tract "P" of PINE ISLAND PLAZA ASSOCIATES, according to the Plat thereof, recorded in Plat Book 115, Page 35, of the Public Records of BROWARD County, Florida, more particularly described as follows:

Commencing at the Southeast corner of Section 17, Township 50 South, Range 41 East, thence North 02/degrees/38'54" West along the East line of said Section 17, a distance of 4351.60 feet: thence South 87/degrees/21'06" West, 106.00 feet to the Point of Beginning. Same being a point on the Westerly right-of-way line of Pine Island Road, (as described in O.R. Book 5198, Page 479 of the BROWARD County Public Records), thence South 02/degrees/38'54" East, along said West right-of-way line of Pine Island Road, same being the East line of Tract "P" of said "PINE ISLAND PLAZA ASSOCIATES" Plat, 407.60 feet; thence South 87/degrees/21'06" West, continue along said East line of said Tract "P" 4.00 feet, thence South 02/degrees/38'54" East, continue along said East line of said Tract "P", 290.00 feet; thence South 42/degrees/21'06" West, 42.48 feet to the South line of said Tract "P", same being a point on the North line of Orange Grove Drive as shown on said plat, same being a point on the arc of a non-tangent curve concave to the Southeast, having a radius of 881.22 feet (a radial Line to said point bears North 03/degrees/14'08" West); thence Southwesterly along the arc of said curve, same being the North line of said Orange Grove Drive through a central angle of 36/degrees/02'52", an arc distance of 554.42 feet to the Southerly most corner of Tract "C" of said "PINE ISLAND PLAZA ASSOCIATES" Plat; thence North 39/degrees/17'01" West, along the South line of said Tract "C", 117.99 feet, thence North 62/degrees/45'50" West, continue along the South line of said Tract C, 856.74 feet to the Southwest corner of said Tract "C", same being a point on the East right-of-way line of Pine Ridge Drive as shown on said Plat of "PINE ISLAND PLAZA ASSOCIATES", same being a point on the arc of a non-tangent surve [ILLEGIBLE] to the Northwest, having a radius of 1150.00 feet (a radial line to said point bears South [ILLEGIBLE] Northeasterly along the arc of said curve and [ILLEGIBLE] line of Pine Ridge Drive, through a central angle of 33/degrees/50'25", an arc distance of 685.12 feet to the point of tangency; thence North 14/degrees/44'52" East along said East line of Pine Ridge Drive, 121.5 feet; thence North 59/degrees/44'52" East, 42.43 feet to the North line of aforesaid Tract "P"; thence South 75/degrees/15'08" East, along said North line of Tract "P", 924.77 feet; thence South 38/degrees/57'01"

                          CONTINUATION TO EXHIBIT "A"

East, 45.59 feet to the Point of Beginning.

PARCEL II:

Non-Exclusive Easement as granted in instrument recorded in O.R. Book 10751, Page 464, of the Public Records of BROWARD County, Florida.